Exhibit 99.B(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 111 to Registration Statement No. 033-00488 on Form N-1A of our report dated July 29, 2014 relating to the financial statements and financial highlights of PNC Funds appearing in the Annual Report on Form N-CSR of PNC Funds for the year ended May 31, 2014 and our report dated July 28, 2015, relating to the financial statements and financial highlights of PNC Government Money Market Fund, a series of PNC Funds, appearing in the Annual Report on Form N-CSR of PNC Funds for the year ended May 31, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

August 28, 2015